 Exhibit 99.1

FOR IMMEDIATE
RELEASE May 25, 2017

  BANCFIRST ANNOUNCES MANAGEMENT SUCCESSION PLAN

Oklahoma City, OK BancFirst today announced management changes adopted by its board of directors as follows:

•	David E. Rainbolt was CFO when the company was formed through a 7 bank roll up in 1985. He has served as CEO of BancFirst Corporation for the past 25 years. Going forward, Mr. Rainbolt will assume the role of Executive Chairman of both BancFirst Corporation and its primary subsidiary, BancFirst.

•	Dennis Brand will transition from CEO of the subsidiary bank to serve as Chairman of the Executive Committee. He will continue to serve as a director of BancFirst Corporation. Mr. Brand has been with the bank 25 years.

•	Succeeding Rainbolt as CEO of BancFirst Corporation will be David Harlow. Harlow came to the bank in 1999 and, since 2003, has held the position of President of BancFirst Oklahoma City.

•	Darryl Schmidt will assume the role of BancFirst CEO. Schmidt joined the company in 2002 and has formerly served as Director of Community Banking and Chief Credit Officer.

•	Gene Rainbolt became Chairman Emeritus of BancFirst Corporation in the first quarter of this year.

Regarding the changeover, Dennis Brand stated, “The Company’s succession plan has been in place for several years and I have come to the conclusion that now is the time to implement that plan. I am proud of what we have accomplished and confident of our future.”

David Rainbolt commented, “Darryl Schmidt and David Harlow are long tenured here and proven quantities. They make a solid team that will be focused on continuing BancFirst’s long-term performance. I look forward to working with the two of them to continue our track record for years to come.”

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About BancFirst

With assets of more than $7.2 billion, BancFirst is Oklahoma’s largest state-chartered bank with locations in more than 50 communities across the state. BancFirst is a publicly held company and is listed on the NASDAQ National Market System under the symbol BANF. More information can be found at www.bancfirst.com.

Contact:

David Rainbolt, CEO, BancFirst Corporation

davidr@bancfirst.com

405-270-1086

www.bancfirst.com